EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-113639) pertaining to shares of common stock that are issuable by Huntington Bancshares Incorporated upon the exercise of stock options granted under the UNB Corp. 1987 Stock Option and Perforakmance Unit Plan, UNB Corp. 1997 Stock Option Plan and BancFirst Ohio Corp. 1997 Omnibus Stock Plan of our report dated January 16, 2004, except for Note 25, as to which the date is January 27, 2004, with respect to the consolidated financial statements of Huntington Bancshares Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2005.


/s/ Ernst & Young LLP

Columbus, Ohio
March 24, 2006